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Subject Company: Liberty Media Corporation
Commission File No. 001-35707

Excerpts from the Transcript of Liberty Media Corporation’s
2016 Investor Day Presentation, November 10, 2016

Gregory B. Maffei
Chief Executive Officer, President and Director, Liberty Media Corporation

. . . And then over at Liberty Media Group, which announced its agreement to acquire Formula 1, as we said, for just a little over $8 billion. We completed our investment of 19% in 2 phases. The back-end closing, we hope to complete somewhere in the first quarter, hopefully in the first half of the first quarter. We raised $445 million of exchangeable debt, which helped fund the initial 19%, and we closed a $500 million margin loan. We will be changing the ticker of LMCA and K to [FWONA and FWONK].

. . .

Hopefully as exciting as . . . the sport of F1 is, we think the opportunity and the economics are equally exciting, almost. To remind you, as I said, we paid a little over $8 billion for the enterprise value of Formula 1. You can see the other elements that are in the NAV over there of the [Liberty Media] Group. Our shares in Live Nation, about a 34.4% interest, our other public holdings, [an] interest in the Braves Group and some other private assets and cash to total NAV of about $5.5 billion.

It’s been a complicated year at Liberty Media Group, and you can see the effects of that over on the righthand side. When we began trading in April, the market cap was about $1.5 billion. And through primarily the growth of Live Nation during the year, market cap rose to about $1.8 billion. When we issued the shares in the transaction that we’re proposing — or rather we proposed to issue, they had a market cap of about $3.3 billion. Those shares have grown by about . . . $1.1 billion. About $741 million of that value goes to the new holders and about $404 million [goes] to the existing holders. We issued at the price of $21 and change. We’re issuing at the price of $21 and change to the holders of Formula 1, the legacy holders. And obviously, the stock has traded up nicely since then, $28, $29 depending on the day. As I said, the market has liked it. We’re up about 23% since the announcement in early September, and for the year, up about 47%. So pretty attractive returns.

[S]tructuring the transaction was not easy by any means. It’s something we worked on for several years. And the Liberty team in total deserves a lot of credit in my judgment for trying to do something which met the needs of all the parties, both to give us operating control of an incredibly attractive asset and keep our LMCK issuance in terms of voting structure and an efficient tax position, meeting the needs of the legacy F1 owners, primarily led by CVC who have had a knockout home run, but still wanted to capitalize on that in part but also continue to ride on the growth of the asset and the potential for the asset, particularly under the leadership of Chase Carey.

We have had — we expect Donald Mackenzie of CVC will join the board of Liberty Media when we close the transaction in the first quarter. We obviously also went to meet the needs of the teams, and I think as it’s — what’s been mentioned. We looked at — have expectations that they will become owners in Formula 1, primarily through the placement of some of the shares of the CVC group to them. And they’re excited about some of the things that Liberty and Chase can do for the sport. And above all, try to meet the needs of the fans, which is to bring in new opportunities, and we’ll talk about more of those in a second, and an ownership structure which was ongoing and focused on the long term.

Why do we like the business? Pretty rare, if almost impossible, to buy a global sports franchise of the scale of Formula 1. You can’t buy the Olympics. You can’t buy FIFA. This is about as broad and wide as you can get with a huge competitive moat, in our judgment, unique scale. Massive reach, 5 continents, 21 countries, 21 events in 2016, over 400 million fans and a very attractive demographic for sponsors and advertising and a very attractive financial profile. Revenue from multiple sources, including broadcast, sponsorship and venues. Opportunities ahead that I’m going to talk about. Multiyear contracted. We have an enormous percentage of revenue we can look forward and say we know it’s coming. It’s under contract, makes it very secure, allows us to support higher degrees of financial leverage, allows us to know and have certainty on the asset-light model that we have and a very tax-efficient structure.

If you look at the reach and the consciousness of F1 in the minds of the media and fans around the world, it’s stunning. You have interest from royalty and NBA stars, Brad Pitt. . . . Most importantly, Kendall Jenner and her friends come. There’s wide demand for the sport across the globe. And if you look at the scale in terms of how big race day attendance is and compare it to many sorts of other big events, it’s really quite stunning. 140,000 people at Silverstone is just amazing. And we have really world-class sponsors from Heineken to UBS to Rolex to [Emirates Airlines].

Few fun facts. 2015, 1.5 billion people cumulatively watched F1.  . . . If you come and watch, it’s really stunning. There are so many parts that are stunning about the technology. So many parts that are stunning about how this is executed. One of the most impressive is if you watch how quickly they can tire change in 2 seconds or less. The precision that goes into this, the amount of effort is quite stunning. But there are a whole bunch of other fun facts. There are many of them. We hope to capitalize on more. One of them is about building personalities. And Max Verstappen from Spain — who won the Spanish Grand Prix rather, is 18, is a great example of the kind of media personality as well as, obviously, a Lewis Hamilton that we hope to build on and capitalize on.

I talked — I mentioned rather we have a very attractive financial structure. Adjusted EBITDA margins of 26%. Unlevered free cash flow margins are basically exactly the same. We have the conversion of about 98%. The largest cost item we have is team payments. And those are variable based on the growth in the sport and give us a lot of confidence in how the structure will work going forward. Team payments represented about 66% of adjusted EBITDA in 2015. We do expect some modest margin expansion in the near term, but that will in some degree be offset by continued investments as we think there are opportunities in sponsorship, marketing, digital that we want to capitalize on and invest in to try and build for longer growth. We have very little foreign currency risk. The vast majority of our contracts are denominated in U.S. dollars.

Recent growth trends that have driven this business include the growth in the number of races. In general, the growth in the demand for live sports that has taken our broadcast rights higher and there are escalators in those rights, broadcast deals as well. And we haven’t had much growth in advertising and sponsorship, but we view that as an enormous opportunity.

Where do we look to go going forward? Race promotion. I think there is some opportunity to increase the number of races and make sure we’re in the right markets. Over the long term, I think we can obviously — the focus has been Western Europe, in places like Monza and Monaco, will always remain the heart and soul of F1. But there are other places where there’s enormous demand, potentially Latin America, Asia and the United States. I think there’s an entertainment experience that can be built upon. And obviously, the Liberty family’s experience with companies like — or businesses like Live Nation, Ticketmaster, who know how to run those experiences we think can help. And if you look at some of the best — from the best to the worst, some of the best experiences are places like Singapore, where Live Nation has an enormous role. And we can make that experience better for all of the kind of races. So there’s an opportunity there.

Broadcasting. There’s been some movement from free to pay. I think that trend potentially continues. And competition for sports rights is something that’s ongoing and of which we are a beneficiary. The Sky, new Sky deal is an example of that movement from a free-to-air to a pay service that dramatically improved our revenue stream. We think there are things we can do to improve our positioning within, even the services where we are today, by building interest in the races and improving the product. And we have some ideas around that over time.

Advertising and sponsorship. We have 3 executives involved in advertising and sponsorship, only one of whom is dedicated to that. In contrast, Major League Baseball has about 80 people involved in sponsorship. And you see the commensurate number where we have a teens kind of number of sponsors for F1 and MLB has something like 75 sponsors for MLB. Opportunity there, we think, is enormous.

Digital. F1 really has no presence in digital. And few sports cry out more for digital in lots of ways. First, we have an enormous amount of data, and we have an enormous amount of video, which we can capitalize on and we don’t. We have an enormous fan base, some of whom are incredibly dedicated and worldwide and a potential for a digital experience of over-the-top incremental information is enormous. Things like virtual reality and augmented reality, few sports call out for it more, and few sports have done less to capitalize on it. So lots of things we think we can do.

And expanding the franchise. Chase Carey and I walked around the Monaco race back in May when we were — not yet bought it but we were looking. And we tried hard to buy some F1 merchandise. We came back with all the money in our pockets. Literally nowhere to buy it. I think the opportunity is obviously not only the — just the opportunity to monetize on the merchandise but how to get the brand out better and do more. I think there’s a lot of things we can do around that. There are secondary races, GP2 and GP3, which we can build upon. And we think there are other things just around the sport itself that could be done far better.

So we are very excited for F1. We hope you are as well. We love the initial market response. Obviously, the real question will be, over the long term, how we’re able to build the business. And I think we’re putting together a great team who can do that.

. . .

Question and Answer

Barton Evans Crockett

FBR Capital Markets & Co., Research Division

. . . I wanted to ask a question about the Liberty Media tracking stock structure, and it seems pretty clear now that you have 3 businesses that will be in each 3 of the trackers and the length of those businesses. It would seem to be a natural step that at some point, these would be threefold separate asset-backed stocks. But I think we’re all struggling with how long it could take to get there. What the steps could be to get us there? And I was wondering if you could comment on that, because that kind of view that that’s a natural future makes sense right now, and is this going to be a 4- or 5-year process as you wait to season some of these companies as actively-traded businesses that you’ve got in there?

Gregory B. Maffei

. . . I think, if you look in particular, we have used hard spins when we just thought there was undervaluation. There was a reason why, the market would be better served by having independent asset-backed company. Candidly, I think, we’ll take Formula 1, we’re pretty long way away from that having not yet closed the second step and completing the back-end. And we think there’s a lot to be done under Chase and that management team. But we’d like to think we can be a positive factor. I think that’s true of a lot of cases where we’ve been involved that it’s only at the point when we think our contribution is reduced. It’s not so much about only structural issues. But when is it that the market’s better served by an independent, our contributions reduced, and it sets up, either another combination, witness DIRECTV getting merged with AT&T or the like that, that becomes more necessarily responsive to the market et cetera.

. . .

Unknown Attendee

. . . Formula 1 is a content asset, but in general, you have a lot of other content assets in your portfolio. How do you guys think about those assets going forward?

. . .

Gregory B. Maffei

So I’ll take a cut at the content side. I think, there are 2 trends that are making content — there’s some other trends that may reduce, but there are 2 big trends, which are making content theoretically more valuable. An increased number of distributors, many over-the-top bidding for content by definition pushes it up. Similarly, the ability to take content more and more globally and use it across multiple markets increase the value of content. There’s some other trends we can talk about that may — you may worry about in scripted programming going from 200 originals 4 or 5 years ago to 420 or something this year. That’s got to go the other way. But if you take an asset like Formula 1 or take an asset like the Braves or take an asset like Live Nation, all of which are in the content business, we think those all have unique aspects. Baseball may not be quite as global, but there is some  — certainly some international limit. But the first, the Live and Formula 1 take the benefit of having that global scale, that ability to reuse, that ability to have multiple ways to distribute, and baseball probably has done the last part as well as anybody through

BAM and finding not only to get the broadcast revenues, not only to get the venue revenues, but to get over-the-top revenues. All those are positive forces. And so, we have not been lucky enough to own Facebook or Google or own a massive platform, digital platform. I talked about one, in TripAdvisor, it’s about as big a digital platform as you can find out there. But we don’t own one that has a distribution content license in the same way. We can, however, own and have found a way to own several really excellent content assets, which benefit from those trends  - digital trends, and that’s why one of the reasons, I think, we were very interested in them. John, you want to add?

John C. Malone

Chairman of the Board, Director, Liberty Media Corporation

Yes. No, I think the thing that’s unique about Formula 1, we’ve watched businesses built on sports rights. And if you have to renew them, pretty much the owner of the sports rights sucks out the profitability every time there’s a renewal. The alternative to that is to do long-term escalating agreements like ESPN has done. And that, of course, that represents a business risk if, in fact, the business doesn’t develop the way you project. So the very unique thing about Formula 1, the reason, I really love this deal, it’s a great deal. It’s a great structure. It’s a great tax arrangement. But on top of that, you actually own it. You don’t have to renew the rights periodically. And so, if you do succeed in developing, with your partners and the teams as your partners, a great business, you’re not at risk to see most of the economics get wiped out when you then turn around to renew the contract. And that’s really unique. You can build a business on — Ted Turner, when we were there, built the TNT network on 2 years of 8 games on Sunday night at the NFL. It was great. But after 2 years, he couldn’t renew the contract. He couldn’t afford the escalation in cost. Fortunately, we were able to replace the programming with something else, which some in the industry called bait and switch, but it worked.

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Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Liberty Media Corporation’s (“Liberty Media”) proposed acquisition of Formula 1 (“F1”) (the “proposed acquisition”), including the anticipated benefits of the proposed acquisition and the anticipated timing for its completion, future business strategies for F1, the realization of expected synergies and benefits from the proposed acquisition, market potential, future financial prospects, new opportunities for commercial partnerships (including sponsorship and advertising), increases in promotion and marketing, improvement of content distribution and expansion into new medias, expansion of F1 races, the change in ticker symbols for the Liberty Media Group and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, satisfaction of the conditions to the proposed acquisition and Liberty Media’s ability to realize the expected benefits of the proposed acquisition.  These forward-looking statements speak only as of the date of the foregoing communication, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s Series C Liberty Media common stock or any other series of its common stock.  Liberty Media stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed acquisition.  Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in the Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition.  Information regarding the directors and executive officers of Liberty Media is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the proposed acquisition (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.